CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement of Apricus Biosciences, Inc. on the Post Effective Amendment No. 1 to Form S-1 on Form S-3 of our report dated March 31, 2010, relating to the 2009 and 2008 consolidated financial statements of Apricus Biosciences, Inc. (formerly known as NexMed, Inc.) and Subsidiaries, appearing in the Annual Report on Form 10-K of Apricus Biosciences, Inc. and Subsidiaries for the year ended December 31, 2010, and to the reference to us under the heading “Experts’ in the Prospectus, which is part of this Registration Statement. Such report includes an uncertainty paragraph with respect to the ability of Apricus Biosciences, Inc. and Subsidiaries to continue as a going concern. We were not engaged to audit, review, or apply any procedures to the adjustments relating to the 15 to 1 reverse stock split described in Note 1 to the consolidated financial statements and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by EisnerAmper LLP.

/s/ Amper, Politziner & Mattia, LLP

April 29, 2011
Edison, New Jersey